Exhibit 99.1

601 Poydras St., Suite 2400 New Orleans, LA 70130 NYSE: SPN (504) 587-7374 Fax: (504) 362-1818
FOR FURTHER INFORMATION CONTACT:
Dave Dunlap, CEO; Robert Taylor, CFO;
Greg Rosenstein, VP of Investor Relations, (504) 587-7374
Superior Energy Services, Inc. Announces Results of Annual Meeting, Names Dunlap as Director
New Orleans, La., May 25, 2010 — Superior Energy Services, Inc. (NYSE: SPN) (the “Company”) today announced the results of its 2010 Annual Meeting of Stockholders held on May 21, 2010 in New Orleans, Louisiana. In addition, at the recommendation of the Company’s Nominating and Corporate Governance Committee, the Board of Directors at its meeting held following the Annual Meeting enlarged its size by one and appointed David Dunlap, the Company’s Chief Executive Officer, to fill the vacancy until the 2011 annual meeting of stockholders.
At the annual meeting, the stockholders elected Harold J. Bouillion, Enoch L. Dawkins, James M. Funk, Terence E. Hall, Ernest E. “Wyn” Howard, III and Justin L. Sullivan to serve as directors until the 2011 Annual Meeting of Stockholders. Also, the Company’s Board of Directors, at the recommendation of its Nominating and Corporate Governance Committee, approved the election of Mr. Dawkins to serve as lead director of the Board until the next Annual Meeting.
In addition to electing directors, the stockholders ratified the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.
A veteran oil and gas industry executive, Dunlap, 48, was named Chief Executive Officer on April 28, 2010 after serving as Executive Vice President and Chief Operating Officer of BJ Services Company.
Terence Hall, Executive Chairman of the Board, commented, “In the short time Dave has been with us his leadership skills and keen understanding of the industry are apparent. Our Board felt that Dave could immediately contribute as a member and expects to benefit from his insight and leadership as a full member. I believe his experience complements the diverse industry and financial backgrounds held by our other directors.”
Superior Energy Services, Inc. serves the drilling and production needs of oil and gas companies worldwide through its brand name rental tools and its integrated well intervention services and tools, supported by an engineering staff who plan and design solutions for customers. Offshore projects are delivered by the Company’s fleet of modern marine assets.